EXHIBIT 4.12

                        PROMISSORY NOTE

     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS. IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNDER CIRCUMSTANCES THAT WOULD RESULT IN A VIOLATION OF THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR SUCH OTHER LAWS.

           AMENDED AND RESTATED SECURED PROMISSORY NOTE

     U.S. $ 1,250,000                    Dated: October 1, 1999


          FOR VALUE RECEIVED, the undersigned, THE PANDA PROJECT, INC., a Florida corporation (the "borrower"), HEREBY UNCONDITIONALLY PROMISES TO PAY TO THE ORDER OF SILICON BANDWIDTH, INC., a Delaware corporation (the "Lender") the principal sum of ONE MILLION TWO HUNDRED FIFTY THOUSAND UNITED STATES DOLLARS (U.S. $1,250,000) on December 30, 1999 (the "Maturity Date"). This Amended and Restated Secured Promissory Note replaces the Secured Promissory Note of the Borrower dated June 14, 1999.

          The Borrower further promises to pay interest on the outstanding principal amount of this Promissory Note (this ("Note") from June 14, 1999 until maturity (with respect to $300,000 of the outstanding principal amount hereof), from July 15 until maturity (with respect to $325,000 of the outstanding principal amount hereof), from August 17, 1999 until maturity (with respect to $325,00 of the outstanding principal amount hereof) and from the dates hereof until maturity (with respect to $300,000 of the outstanding principal amount hereof) at a rate per annum equal at all times to six percent (6%) per annum. Accrued interest shall be payable on the Maturity Date. In the event that any amount of principal or interest, or any other amount payable hereunder, is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Borrower shall pay interest on such unpaid principal, interest or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a rate per annum equal at all times to ten percent (10%) per annum. All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

          The Note is secured by certain collateral more specifically described in the Security Agreement dated as of June 14, 1999 between Borrower and Lender (the "Security Agreement"). Capitalized terms not otherwise defined in this Note shall have the meanings ascribed to them in the Security Agreement.

          All payments hereunder shall be made in lawful money of the United States of America and in same day or immediately available funds, to the Lender, at 1001 Bayhill Drive, Suite 140, San Bruno, California 94066, or to such other office and account of the Lender as it from time to time shall designate in a written notice to the Borrower.

          Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day (as defined below), then, except as otherwise provided herein, such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest hereunder. As used herein, "Business Day" means a day (i) other than Saturday or Sunday, and (ii) which commercial banks are open for business in New York, New York.

          All payments shall be made hereunder unconditionally in full without deduction, setoff, counterclaim or other defense, including, without limitation, any deduction or setoff arising out of or in connections with the Letter of Intent dated as of May 14, 1999 by and between Lender and Borrower (the "Letter of Intent"), and the Asset Purchase Agreement by and between Lender and Borrower to be executed pursuant to the Letter of Intent (the "Asset Purchase Agreement"); provided, however, that no payment hereunder shall be deemed to be a waiver of any right or claim that the Borrower may have under such agreements. The Borrower represents and warrants to the Lender that, to the best of Borrower's knowledge, there is no claim, defense, counterclaim or set-off which could be asserted by or is available to the Borrower against the Lender.

          The Borrower shall pay all amounts due under this Note free and clear of, and without reduction for or on account of, any present and future taxes, levies, imposts, duties, fees, assessments, charges, deductions or withholdings and all liabilities with respect thereto (collectively "Taxes"). If any Taxes shall be required by law to be deducted or withheld from any payment, the Borrower shall increase the amount paid so that the Lender received when due (and is entitled to retain), after deduction or withholding for or on account of such Taxes (including deductions or withholdings applicable to additional sums payable under this paragraph), the full amount of the payment provided for in this Note.

          If the Lender is required by law to make any payment on account of Taxes, or any liability in respect of any Tax is imposed, levied or assessed against the Lender, the Borrower shall indemnify the Lender for and against such payment or liability, together with any incremental taxes, interest or penalties, and all costs and expenses, payable or incurred in connection therewith, including Taxes imposed on amounts payable under this paragraph whether or not such payment or liability was correctly or legally asserted. A certificate of the Lender as to the amount of any such payment shall, in the absence of manifest error, be conclusive and binding for all purposes.

          Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, the Borrower shall not be obligated to pay, and the Lender shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Lender in connection with this Note under applicable law.

     Any of the following events which shall occur shall constitute an "Event of Default"

          (a) The Borrower shall fail to pay when due any amount of principal or interest on this note, the security agreement or any other Document.

          (b) Any representation or warranty by the Borrower under or in connection with this Note, shall prove to have been incorrect in any material respect when made or deemed made.

          (c) The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Note, the Security Agreement or any other Document on it's part to be performed or observed and any such failure shall remain unremedied for a period of 10 days from the occurrence thereof.

          (d) The Borrower shall fail to make payment when due on any other indebtedness for money borrowed with an aggregate principal amount outstanding of $10,000.00 or more, or otherwise fails to perform any covenant in or otherwise breaches the terms of any instrument relating to such indebtedness which failure or breach permits the holder of such indebtedness to accelerate the maturity of such indebtedness.

          (e) Any levy upon, seizure or attachment of the Collateral or any part thereof, or any material impairment in the value of the Collateral or the priority of the Lenders lien thereof.

          (f) The Borrower or any other Person shall challenge the validity of this Note, or the Security Agreement, or the grant of the security interest thereunder.

          (g) The Borrower shall (i) liquidate, wind-up or dissolve (or suffer any liquidation, wind-up or dissolution), (ii) suspend it's operations other than in the ordinary course of business, or (iii) take any corporate action to authorize any of the actions or events set forth above in this paragraph (g).

          (h) A final judgement or order for payment of money in excess of $10,000.00 (excluding the settlement of the lawsuit between Borrower and Promethean LLC for up to $35,000.00) which is not fully covered by third-party insurance shall bee rendered against the borrower; or any non-monetary judgement or order shall be rendered against the Borrower which has or would reasonably be expected to have a material adverse effect upon the operations, properties, business, or condition (financial or otherwise) of the Borrower; and in each case there shall be any period of 20 consecutive days during which a stay of enforcement of such judgement or order, by reason of a pending appeal or otherwise, shall not be in effect.

          (i) The Borrower shall merge with or consolidate into or acquire all or a substantial part of the assets of another Person or sell, lease, transfer or otherwise dispose of all or a substantial part of it's assets.

          (j) The Borrower shall form any subsidiaries, alter it's capital structure, declare or pay any dividends or purchase, redeem or retire or otherwise acquire for value any of it's capital stock not or hereafter outstanding, return capital to it's shareholders; provided, however, that the Borrower may, pursuant to the term s and conditions of it's existing stock option and stock purchase agreements between the Borrower and it's employees and consultants , issue stock options and repurchase unvested shares of common stock of the Borrower.

          If any Event of Default shall occur, the Lender may (i) by notice to the Borrower, declare the entire unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts payable hereunder to be forthwith due and payable, whereupon all unpaid principal under this Note, all such accrued interest and all such other amounts shall become due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (ii) whether or not the actions referred to in clause
     (i) have been taken, exercise any or all of the Lender's rights and remedies under the Security Agreement and proceed to enforce all other rights and remedies available to the Lender under applicable law.

          No amendment or waiver of any provision of this Note, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          All notices and other communications provided for hereunder shall, unless stated herein, be in writing (including by facsimile) and mailed, sent or delivered to the respective parties hereto at or to the following addresses or facsimile numbers (or at or to such other addresses or facsimile numbers as shall be designated by any party in a written notice to the other parties hereto):

          If to the Lender:   Silicon Bandwidth, Inc.
                              1001 Bayhill Drive, Suite 140
                              San Bruno, CA 94066

                              Attn Chief Executive Officer
                              Facsimile: (650) 869-6078

        If to the Borrower:   The Panda Project, Inc.
                              951 Broken Sound Parkway
                              Boca Raton, FL 33487

                              Attn: Chief Executive Officer
                              Facsimile: (561) 994-0191

     All such notices and communications shall be effective (i) if delivered by hand, upon delivery; (ii) if sent by mail, upon the earlier of the date of receipt or five Business Days after deposit in the mail, first class (or air mail, with respect to communications to be sent to or from the United States), postage prepaid; and (iii) if sent by facsimile, when sent.

          No failure on the part of the Lender to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Note are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lender.

          Whenever possible, each provision of this Note shall be interpreted in such a manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Note shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Note, or the validity or effectiveness of such provision in any other jurisdiction.

          The Borrower agrees to pay on demand all costs and expenses of the Lender, and the fees and disbursements of counsel (including the allocated costs of internal counsel), in connection with (i) any amendments, modifications or waivers of the terms hereof, (ii) any Event of Default,
     (iii) the enforcement or attempted enforcement of, and preservation of any rights under, this Note, and (iv) any out-of-court workout or other refinancing or restructuring or in any bankruptcy case, including, without limitation, any and all losses, costs and expenses sustained by the Lender as a result of any failure by the Borrower o perform or observe it's obligations contained herein. In addition, the Borrower, agrees to indemnify the Lender against and holt it harmless from any and all present and future stamp, transfer, documentary and other such taxes, levies, fees, assessments and other charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of this Note.

          This Note shall be binding upon, inure to the benefit or and be enforceable by the Borrower, the Lender and their respective successors and assigns.

          The Borrower shall not have the right to assign it's rights and obligations hereunder or any interest herein without the prior written consent of the Lender. The Lender may sell, assign, transfer or grant participation in all or any portion of the Lender's rights and obligations hereunder. In the event of any such assignment the assignee shall be deemed the "Lender: for all purposes of this Note and any other documents and instruments relating hereto with respect to the rights and obligations assigned to it. The Borrower agrees that in connection with any such grant or assignment, the Lender may deliver to the prospective participant or assignee financial statements and other relevant information relating to the Borrower and it's subsidiaries.

          THIS NOTE SHAL BE GOVERNED BY, AND CONSTRUED IN
     ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          THE BORROWER AND LENDER HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE, THE SECURITY AGREEMENT OR ANY OTHER DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTIES THERETO. THE BORROWER AND LENDER HEREBY AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE BORROWER AND LENDER FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS PARAGRAPH AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCABILITY OF THIS NOTE, THE SECURITY AGREEMENT OR ANY OTHER DOCUMENT OR PROVISION THEREOF.

          IN WITNESS THEREOF, the Borrower has duly executed this Note, as of the date first above written.


                              THE PANDA PROJECT, INC.




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